INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 21st day of May, 2014, by and among Wellington Management Company, LLP, a Massachusetts limited liability partnership, located at 280 Congress Street, Boston, Massachusetts 02210, (the “Sub-Advisor”), and Welton Fund Advisors LLC, a Delaware limited liability company located at The Eastwood Building, San Carlos between 5th and 6th, Carmel, California 93921-6147 (the “Advisor”).

WHEREAS, Trust for Professional Managers, a Delaware statutory trust located at 615 E. Michigan Street, Milwaukee WI 53202 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Welton Global Trend Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities;

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice; and

WHEREAS, the Advisor and Sub-Advisor are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Fund, has retained the Advisor to render investment management services to the Fund pursuant to an Investment Advisory Agreement dated as of [date of Investment Advisory Agreement] (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Advisor seeks to delegate certain of its responsibilities under the Investment Advisory Agreement to the Sub-Advisor pursuant to this Investment Sub-Advisory Agreement (the “Agreement”);

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISOR.

(a)
Acceptance.  The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Advisor (the “Portfolio”). The Sub-Advisor may engage any of its affiliates to assist the Sub-Advisor with providing its services under this Agreement (including affiliates outside of the United States), provided that the Sub-Advisor will remain responsible for the performance of its obligations under the Agreement.

(b)
Independent Contractor.  The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)
The Sub-Advisor’s Representations.  The Sub-Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

The Sub-Advisor represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act.  The Sub-Advisor will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

The Sub-Advisor has adopted a written code of ethics (a copy of which the Sub-Advisor has provided to the Advisor) pursuant to, and in accordance with, Rule 204A-1 under the Advisers Act, that the Sub-Advisor believes complies with the requirements set forth in Rule 17j-1 under the 1940 Act.  Upon reasonable request, the Sub-Advisor will: (i) certify that the Sub-Advisor has adopted procedures reasonably necessary to prevent persons subject to its code of ethics from violating such code, and (ii) identify any material violations of the code of ethics which have occurred with respect to the Sub-Advisor’s management of the Portfolio.  Upon reasonable notice from, and the reasonable request of, the Advisor, the Sub-Advisor shall permit the Advisor, its employees and its agent to examine reports related to the Fund that are required to be made by the Sub-Advisor pursuant to Rule 17j-1.

The Sub-Advisor has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor, its employees, officers, and agents.  Upon reasonable notice to and reasonable request, the Sub-Advisor shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Portfolio.  The Sub-Advisor will also provide, at the reasonable request of the Advisor, periodic certifications, in a form reasonably acceptable to the Advisor, attesting to such written policies and procedures.

(d)
The Advisor’s Representations.  The Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

The Advisor represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act.  The Advisor will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

The Advisor further represents, warrants and agrees that it has the authority under the Investment Advisory Agreement to appoint the Sub-Advisor.

The Advisor further represents and warrants that it has received a copy of the Sub-Advisor’s current Form ADV.

The Advisor has provided the Sub-Advisor with the Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (collectively, the “Prospectus”) and instructions, policies and directions of the Trustees pertaining to the Advisor and the Fund, as in effect from time to time.  The Advisor shall promptly furnish to the Sub-Advisor copies of all material amendments or supplements to the foregoing documents. The Advisor represents that the Prospectus is consistent with the provisions of law, regulatory policies and organizational documents applicable to the Fund, and the Advisor will notify the Sub-Advisor in the event amendments to the Prospectus are needed to conform to any changes in such provisions of law, regulatory policies or organizational documents.

The Advisor will provide timely information to the Sub-Advisor regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.

The Advisor will timely provide the Sub-Advisor with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Advisor to perform its responsibilities hereunder.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund, and subject to the supervision and review of the Advisor and the Board of Trustees, the Sub-Advisor shall have full and complete discretion to manage, supervise and direct the investment and reinvestment of assets of the Portfolio, including the purchase, sale, exchange, conversion, retention and disposition of securities and other instruments, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus.

For the purpose of complying with Rule 10f-3(a)(6)(ii), Rule 12d3-1(c)(3)(ii), Rule 17a-10(a)(2) and Rule 17e-1(d)(2) under the 1940 Act, the Sub-Advisor hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-adviser to the Fund, or with any sub-adviser that is principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Fund, it will not consult with any sub-adviser to a separate series of the Trust for which the Advisor serves as investment adviser, or with any sub-adviser the Fund that is a principal underwriter to the Fund or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to that portion of the Fund’s portfolio designated by the Advisor.

The Advisor will provide and retain responsibility to update, as necessary, lists of its affiliated persons sufficient to enable the Sub-Advisor to comply with relevant provisions of the 1940 Act.

The Sub-Advisor will, at its own expense:

(a)
advise the Advisor in connection with investment policy decisions to be made by it regarding the Fund and, upon reasonable request, furnish the Advisor with information relating to the Fund’s investments and investment policies;

(b)
submit such reports and information as the Advisor or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”), administrator or fund accounting agent, in its or their determination of the market value of securities held in the Fund, it being understood that the Sub-Advisor shall not be responsible for valuation of the Portfolio or its holdings;

(c)	place orders for purchases and sales of portfolio investments for the Portfolio;

(d)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Portfolio;

(e)
maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Sub-Advisor, to the extent not maintained by the Advisor or another agent of the Fund, and the Sub-Advisor hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s reasonable request;

(f)
within a reasonable time  after the close of business each day but no later than 11:00 a.m., Eastern time, the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Fund (with the understanding that it will not be regarded as a breach hereof if Sub-Advisor does not, in all circumstances, meet this deadline), provide copies to the Advisor upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(g)
within a reasonable time following the end of each calendar month, provide the Advisor with written statements showing all transactions effected for the Portfolio during the month, a summary listing all investments held in the Portfolio as of the last day of the month, and such other information as the Advisor may reasonably request in connection with any accounting services that the Advisor or its agents provide for the Portfolio;

(h)
absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Portfolio in accordance with the Sub-Advisor’s proxy voting policy as most recently provided to the Advisor. The Sub-Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub-Advisor.  The Sub-Advisor further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act.  Upon reasonable request, the Sub-Advisor shall provide the Advisor with proxy voting records relating to the Portfolio, including but not limited to those in possession of the Sub-Advisor that are required of the Fund under Form N-PX.  Upon request of the Advisor, the Sub-Advisor will also provide an annual certification, in a form reasonably acceptable to the Advisor, attesting to the accuracy and completeness of such proxy voting records. The Sub-Advisor will not compile or file claims or take any related actions on behalf of the Fund in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in the Portfolio. Sub-Advisor shall provide factual information in its possession as the Advisor may reasonably request.

(i)	inform the Advisor and the Board of Trustees of material changes in investment strategy or tactics or in key personnel;

(j)
furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 7 hereof;

(k)	notify the Advisor of any material changes in its ownership within a reasonable time prior to such changes; and

(l)
provide reasonable assistance to the Trust, with respect to Sub-Advisor’s management of the Portfolio, in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and Rule 38a-1 of the 1940 Act.  Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is, to the best of its knowledge, in compliance with all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of it compliance controls; (iii) providing the Trust’s chief compliance officer with reasonable access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports; and (v) promptly providing special reports agreed on between the parties to the Trust’s chief compliance officer in the event of compliance problems.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Advisor specifically agrees that the Fund shall assume the expense of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Advisor specifically agrees that with respect to the operation of the Fund, the Sub-Advisor shall be responsible for providing the personnel, office space and equipment reasonably necessary for the operation of the management of the Portfolio.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

The Sub-Advisor may employ third party agents to perform any administrative or ancillary services, including security and cash reconciliation, portfolio pricing and corporate action processing, required to enable the Sub-Advisor to perform the services under this Agreement.  The Sub-Advisor will remain responsible for the performance of its obligations under the Agreement and for the performance of any third-party agents; provided that, unless the Sub-Advisor has breached the standard of care set forth Section 6 of this Agreement or under applicable law, the Sub-Advisor shall not be subject to any liability to the Advisor, the Trust, the Fund, or to any other person or entity, for any act or omission of itself or of any other person, or entity, in the course of, or connected with, performing its obligations under the Agreement.  Nothing herein in any way constitutes a waiver or limitation of any right of any person under any applicable federal or state securities laws of the United States of America.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-Advisor a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Portfolio (as defined below), as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Portfolio’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

5.	PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Portfolio, the Sub-Advisor shall have full and complete discretion to select the brokers, dealers and other intermediaries or counterparties that will execute purchase and sale transactions for the Portfolio in accordance with the Sub-Advisor’s Policies and Procedures on Order Execution, as may be amended from time to time (a copy of which is available upon request) and to seek best execution with respect to all such purchases and sales of portfolio securities for said Portfolio.  The Sub-Advisor shall maintain records adequate to demonstrate compliance with the requirements of this section.  Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Advisor, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution.  The Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

The Advisor authorizes and empowers the Sub-Advisor to establish accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund, as its agent, agreements with such brokers, dealers and other intermediaries or counterparties (referred to herein as “brokers”) as the Sub-Advisor shall select as provided above.

The Sub-Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

6.	LIABILITY; STANDARD OF CARE.

The Sub-Advisor, its affiliates, agents and employees, shall be indemnified by the Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)
arising from the Fund’s or the Advisor’s directions to the Sub-Advisor or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder;

(b)	arising from the acts or omissions of the Advisor, the Custodian or the Fund, their respective affiliates, agents or employees; or

(c)	arising in connection with any Fund offering documents or marketing materials that have not been approved by the Sub-Advisor.

except for any such liability or loss which is due to the negligence, willful misconduct, or lack of good faith of the Sub-Advisor or its affiliates or agents, or the Sub-Advisor’s reckless disregard of its duties and obligations.  The Sub-Advisor shall also be without liability hereunder for any action taken or omitted by it in good faith and without negligence.

The Sub-Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in accordance with its duties under the law, including, without limitation, the 1940 Act and the Investment Advisers Act; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct  of a similar enterprise.

The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)
This Agreement shall go into effect as to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall remain in effect for two years from the date thereof unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b)
This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees, by the Advisor, or by vote of a majority of the outstanding voting securities of the Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the Fund and the Advisor.  In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of the Fund;

(c)
This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; provided, however, that any transfer resulting from any transaction that does not result in a change of control of the Sub-Advisor shall not be deemed to be an “assignment;” and

(d)	This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

8.	SERVICES NOT EXCLUSIVE.

The services of the Sub-Advisor to the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby.  It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. It is further understood that Sub-Advisor or its affiliates may take investment action or give advice on behalf of such other clients that differs from investment action taken on behalf of the Portfolio.

9.	AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Portfolio with those for other accounts managed by the Sub-Advisor or its affiliates.  When a security proposed to be purchased or sold for the Portfolio is also to be purchased or sold for other accounts managed by the Sub-Advisor at the same time, the Sub-Advisor may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

10.	NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund's assets in connection with any borrowing not directly for the Fund's benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

11.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

12.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. and shall remain in full force and effect.

13.	CONFIDENTIAL INFORMATION AND SUB-ADVISOR’S NAME AND LOGO.

The parties acknowledge and agree that during the term of this Agreement the parties may have access to information that is proprietary or confidential to both parties or their respective affiliates (“Confidential Information”).  The parties agree that their respective officers and employees shall treat all such Confidential Information as confidential and proprietary and will not use or disclose Confidential Information for any purpose other than in connection with the exercise of their responsibilities under this Agreement, except in the following circumstances:  (i) where any Confidential Information is made publicly available other than in breach of this Agreement; and (ii) where disclosure is required by law or requested by any governmental or regulatory authority that may have jurisdiction over either party, in which case such party shall request confidential treatment of such information whenever possible.

The Advisor, the Fund, the Board of Trustees and their affiliates agree not to make use of the investment decisions or recommendations of the Sub-Advisor, other than with respect to the Portfolio, without the written consent of the Sub-Advisor. In addition, each party shall use its best efforts to ensure that any of its agents or affiliates who may gain access to Confidential Information shall be made aware of its proprietary nature and shall likewise treat it as confidential.

Neither the Advisor nor the Fund nor their affiliates will use the Sub-Advisor’s name or make any statements relating to the Sub-Advisor or its affiliates in any promotional or disclosure materials until the Sub-Advisor has reviewed and approved the materials prior to their first use. Such approval will not be unreasonably withheld or delayed. The logo of the Sub-Advisor or any affiliate may not be used in any promotional materials without the prior approval of the Sub-Advisor, which the Sub-Advisor may grant or withhold in its sole discretion.  The Advisor and the Fund shall indemnify and hold harmless the Sub-Advisor from any losses or costs arising from the use of marketing materials that have not been approved by the Sub-Advisor.

14.	NOTICES AND CONSENT TO ELECTRONIC DELIVERY BY SUB-ADVISOR.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:
Welton Fund Advisor LLC
The Eastwood Building
San Carlos between 5th and 6th
Carmel, California 93921-6147
Attn: […]

SUB-ADVISOR:
Wellington Management Company, LLP
280 Congress Street
Boston, MA  02210
Attn:  Legal & Compliance

FUND:
Trust for Professional Managers
On behalf of the Welton Global Trend Fund
615 East Michigan Street, 3rd Floor
Milwaukee, WI 53202
Attn: Rachel A. Spearo

The Advisor expressly consents to delivery by electronic means of any and all disclosures and other information Sub-Advisor may provide to the Advisor under this Agreement or as required by law or regulation and represents that it has the means to, and will access, such disclosures in electronic format; provided, however, that: (i) Sub-Advisor shall provide Advisor with hard copies of any such disclosures upon request; and (ii) Advisor may revoke this consent upon reasonable written notice to the Sub-Advisor.

15.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

16.	ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each party.

17.	MULTIPLE ORIGINALS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

WELTON FUND ADVISORS LLC

By: /s/ David Nowlin

Name: David Nowlin

Title: Chief Compliance Officer

WELLINGTON MANAGEMENT COMPANY, LLP

By: /s/ David K. Eikenberry

Name: David K. Eikenberry

Title: Senior Vice President

SCHEDULE A

FEES

The Sub-Advisory Fee will be calculated and paid as described in Section 4 of this Agreement using the fee schedule provided below:

Series of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
Welton Global Trend Fund	On the first US$50 million: 0.30% Next US$50 million: 0.25% Over US$100 million: 0.15%